September 30, 1999




        Management Statement Regarding Compliance With Certain Provisions
                      of the Investment Company Act of 1940

We, as members of management of the Scudder Pathway Series (comprised of the Pathway Growth Portfolio, Pathway Conservative Portfolio, Pathway Balanced Portfolio, and the Pathway International Portfolio, the "Portfolios") are responsible for complying with the requirement of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2 (b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

We have performed an evaluation of the Portfolios' compliance with requirements of subsections (b) and (c) of Rule 17f-2 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2 (b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 21, 1999 and from the period September 1, 1998 through April 21, 1999. Based on this evaluation, we assert that the Portfolios were in compliance with the provisions of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2(b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 21, 1999, and for the period from September 1, 1998 through April 21, 1999 with respect to securities reflected in the investment accounts of the Portfolios.

Very truly yours,

SCUDDER PATHWAY SERIES


/s/John R. Hebble
-----------------
John R. Hebble
Treasurer


/s/Caroline Pearson
-------------------
Caroline Pearson
Assistant Secretary

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       AL 704132              AK 99-00912              AZ S-0042561         AR 94-M0579-02       CA 505-8627         CO IC 97-11-780
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       CT SI32595             DE  NONE                 DC NONE              FL  43464-1          GA  56-001761       HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       ID   47336             IL   9840688             IN   IC 94-0674      IA   I-33221         KS 97S0000401       KY  M31139
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       LA  59415              ME MF-R99-3051           MD SM941939          MA 94-7820           MI  277629          MN  R-37938.1
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       MS  MF-94-11-057       MO 1994-01204            MT 32518             NE  031373           NV  NONE            NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       NJ   NONE              NM  681670               NY  S 26 98 34       NC  1573             ND  R701            OH   16585
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       OK  SE-386297          OR   96-0993             PA  94-11-019MF      RI   NONE            SC   MF10349        SD    8514
       ---------------------- ------------------------ -------------------- -------------------- ------------------- ---------------
       TN  RM98-4242          TX   C 46591-003-02      UT  005-6743-43      VT  10/07/96-17      VA  2166            WA  C-40294
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV MF-21260            WI    294014-03          WY 79471             Puerto Rico
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Scudder Pathway Series, Balanced Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                           OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------- ------------------------------------------------------------------------
1.     Investment Company Act File Number:                  Date Examination completed:
       811- 8606                                            April 30, 1999
----------------------------------------------------------- ------------------------------------------------------------------------
2.    State identification Number:
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      AL  704131             AK  99-00913             AZ  S-0042562         AR 94-M0579-01      CA 505-8627         CO  IC 97-11-780
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      CT  SI32594            DE  NONE                 DC  NONE              FL  43464-1         GA 56-001761        HI   NONE
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      ID   47337             IL    9840688            IN    IC94-0674       IA   I-33222        KS  97S0000402      KY  M33185
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      LA  62429              ME  MF-R99-2961          MD  SM941938          MA 94-7821          MI   227628         MN  R-37938.1
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      MS  MF-94-11-056       MO  1994-01204           MT   32519            NE  031374          NV  NONE            NH   NONE
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      NJ   NONE              NM  681671               NY   S 26 98 37       NC  1573            ND  R702            OH   16586
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      OK  SE-408996          OR   96-0995             PA    94-11-019MF     RI   NONE           SC  MF10350         SD    8512
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      TN  RM98-4190          TX   C 46592-000-02      UT    005-6744-43     VT  10/07/96-20     VA  2166            WA  C-40293
      ---------------------- ------------------------ --------------------- ------------------- ------------------- ----------------
      WV MF-21257            WI    294013-03          WY  79471             Puerto Rico
      ---------------------- ------------------------ --------------------- --------------------------------------------------------
      Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.    Exact name of investment company as specified in registration statement:
      Scudder Pathway Series,  Conservative Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.    Address of principal executive office (number, street, city, state, zip code):
      Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------- ----------------------------------------------------------------------
1.     Investment Company Act File Number:                    Date Examination completed:
       811-8606                                               April 30, 1999
------------------------------------------------------------- ----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       AL 704133              AK 99-00911               AZ S-0042563          AR 94-M0579-03       CA 505-8627        CO IC97-11-780
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       CT SI32596             DE NONE                   DC NONE               FL 43464-1           GA 56-001761       HI  NONE
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       ID  47338              IL   9840688              IN IC 94-0674         IA  I-33223          KS 97S0000403      KY M33183
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       LA 57654               ME  MF-R99-3045           MD SM941937           MA 94-7822           MI  277627         MN R-37938.1
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       MS MF94-11-058         MO  1994-01204            MT  32520             NE  031999           NV NONE            NH  NONE
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       NJ  NONE               NM  681669                NY  S 26 98 36        NC  1573             ND  R703           OH  16587
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       OK  SE-408896          OR   96-0994              PA   94-11-019MF      RI   NONE            SC  MF10351        SD   8513
       ---------------------- ------------------------- --------------------- -------------------- ------------------ --------------
       TN  RM98-4242          TX   C46593-002-02        UT   005-6745-43      VT  10/07/96-18      VA  2166           WA C-40295
       ---------------------- ------------------------- --------------------- ------------------------------------------------------
       WV MF-21258            WI    294015-03           WY  79471             Puerto Rico
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Scudder Pathway Series, Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                        OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

---------------------------------------------------------- -------------------------------------------------------------------------
1.     Investment Company Act File Number:                 Date Examination completed:
       811-8606                                            April 30, 1999
---------------------------------------------------------- -------------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       AL 704134              AK 99-00949            AZ  S-0042564         AR 94-M0579-04         CA 505-8627       CO IC 97-11-780
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       CT SI32597             DE NONE                DC  NONE              FL  43464-1            GA 56-001761      HI   NONE
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       ID   47339             IL  9840688            IN   IC 94-0674       IA   I-33224           KS  97S000404     KY  M33184
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       LA  57653              ME MF-R99-3263         MD SM941936           MA 94-7823             MI  277660        MN  R-37938.1
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       MS  MF94-11-059        MO 1994-01204          MT  32521             NE  03200              NV  NONE          NH   NONE
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       NJ   NONE              NM 681710              NY  S 26 98 35        NC  1573               ND  R704          OH  16588
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       OK  SE-408796          OR 96-0996             PA  94-11-019MF       RI    NONE             SC   MF10348      SD  8515
       ---------------------- ---------------------- --------------------- ---------------------- ----------------- ----------------
       TN  RM98-4242          TX C 46594-000-02      UT  004-1065-06       VT   10/07/96-19       VA  2166          WA C-40292
       ---------------------- ---------------------- --------------------- ---------------------------------------------------------
       WV MF 21259            WI  294037-03          WY 79471              Puerto Rico
       ---------------------- ---------------------- --------------------- ---------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Scudder Pathway Series, International Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT